Exhibit 10.1

LAUREATE EDUCATION, INC.

650 S. Exeter Street

Baltimore, Maryland 21202

April 21, 2017

Confirmation Letter

[name of Holder/Representative]

Re:                             Note Exchange Agreement dated April 15, 2016

Dear Ladies and Gentlemen:

This letter is with reference to the Note Exchange Agreement, dated April 15, 2016 (the “NEA”), between Laureate Education, Inc., a Delaware public benefit corporation (the “Company”), and                        relating to the Exchanged Notes (as defined in the NEA) identified in Schedule 1 hereto as Existing Exchanged Notes and beneficially owned by the entities (each, an “Account”) identified as Holders in Schedule 1 hereto.

The signatory hereto, other than the Company, is herein referred to as the “Representative” and, to the extent the Representative is not also an Account, holds contractual and investment authority over each Account and is executing this letter agreement for itself and on behalf of each Account.  Each Account, as well as the Representative, if the Representative is also an Account, is referred to herein as a “Holder.”  To the extent any Holder is not also identified as a “Holder” in the Exhibit A to the NEA, such Holder became subject to the terms and conditions of the NEA pursuant to an Assumption Agreement (as defined in the NEA) executed by or on behalf of such Holder.

This letter is also with reference to the Indenture, dated as of July 25, 2012, among the Company, the guarantors party thereto (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of November 13, 2012 (the “First Supplemental Indenture”), by the Second Supplemental Indenture dated as of December 29, 2015 (the “Second Supplemental Indenture”), and by the Third Supplemental Indenture dated as of December 30, 2016 (the “Third Supplemental Indenture,” and together with the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) and the 9.250% Senior Notes due 2019 issued by the Company thereunder (the “Notes”).

Pursuant to the second sentence of Section 4.2 of the NEA (the “Exchange Provision”), following a Qualified Public Offering (as defined in the NEA), and before the redemption of the Notes, the Company and each Holder are to exchange such Holder’s Exchanged Notes (the “Existing Exchanged Notes”) for replacement notes.

The Company has notified the Representative that the Company has completed a Qualified Public Offering.

The Company has also notified the Representative that it may call for redemption some or all of the Notes and in connection therewith may issue 9.250% Replacement Senior Notes due 2019 (the “Replacement Notes”), as replacements for the Existing Exchanged Notes, which would not be redeemable by the Company, but would otherwise be substantially identical, in all material respects, to the Existing Exchanged Notes.

In order to confirm that the Existing Exchanged Notes will not be called for redemption when the Notes are called for redemption, the Company and the Representative (acting on its own behalf and on behalf of each Holder) have agreed to exchange the Existing Exchanged Notes for Replacement Notes (the “Note Exchange Transaction”) in accordance with the terms and conditions described in this confirmation letter (this “Letter Agreement”), and that the consummation of the Note Exchange Transaction shall be deemed to satisfy fully the obligations of the Company, the Representative and the Holders under the Exchange Provision.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Representative and the Holders hereby agree as follows:

ARTICLE I
NOTES EXCHANGE TRANSACTION

Section 1.1                                   Defined Terms.  Unless otherwise expressly indicated herein, capitalized terms that are used in this Letter Agreement, but are not defined in this Letter Agreement, shall have the meanings given to them in the NEA.

Section 1.2                                   Notes Exchange Transaction.  The Company, the Representative and the Holders hereby agree to consummate the Note Exchange Transaction in accordance with the terms and conditions described in this Letter Agreement.  The Company, the Representative and the Holders acknowledge and agree that the consummation of the Note Exchange Transaction shall satisfy in full the Exchange Provision.

Section 1.3                                   Closing.  The closing of the Note Exchange Transaction (the “Closing”) shall be held at the offices of DLA Piper LLP (US) (“DLA Piper”), counsel to the Company, at The Marbury Building, 6225 Smith Avenue, Baltimore, Maryland 21209 on April 21, 2017 (the “Closing Date”), provided that the conditions to Closing set forth in Article III have been satisfied or waived, or at such other time and place as the Company and the Representative may agree either in writing or orally, but in no event later than April 25, 2017 (the “Outside Closing Date”).

Section 1.4                                   Closing Obligations of the Representative and the Holders.

(a)                                 Withdrawal of Existing Exchanged Notes.  On the Closing Date, the Representative and the Holders will do each of the following:

(i)                                    post a withdrawal request, on the Closing Date before 10:00 A.M. (New York City time), with respect to the Existing Exchanged Notes through the Depository Trust Company (“DTC”)’s Deposit or Withdrawal at Custodian (“DWAC”) (it being understood that posting such request on any date before the Closing Date will result in such request expiring unaccepted at the close of business on such date, and the Representative will need to repost such withdrawal request on the Closing Date); and

(ii)                                comply with all documentation requirements and procedures, if any, of DTC, DTC participants and the Trustee and, if applicable, Euroclear, Euroclear participants, Clearstream and Clearstream participants, in each case, in connection with Section 1.4(a)(i) above (it being understood that the Holders may need to deliver instructions to Euroclear, Euroclear participants, Clearstream or Clearstream participants, as applicable, prior to the Closing Date in order to comply with Section 1.4(a)(i) above.  For the purpose of this Letter Agreement, “Euroclear” shall mean Euroclear Bank, S.A./N.V., as operator of the Euroclear system and “Clearstream” shall mean Clearstream Banking, Société Anonyme, and its successors

(b)                                 Replacement Notes.  After each Holder has completed the actions under Section 1.4(a)(i), such Holder will post a DWAC request for free receipt on the Closing Date for receipt of a beneficial interest in the Global Replacement Notes (as defined below) equal to the amount in the “Aggregate Principal Amount” column for such Holder on Schedule 1 hereto.

Section 1.5                                   Closing Obligations of the Company.   The Company will do each of the following:

(a)                                 Withdrawal of Existing Exchanged Notes.  On or before the Closing Date, the Company will do the following:

(i)                                    complete and submit to the Trustee a written order (a “Cancellation Order”) to instruct the Trustee to (a) accept the Holders’ withdrawal instructions regarding the Existing Exchanged Notes through the DWAC program with a settlement date of the Closing Date, (b) cancel on the Trustee’s books and records the principal amount of the Existing Exchanged Notes withdrawn, and (c) promptly ensure that each Existing Exchanged Note (each a “Cancelled Note”) is cancelled on the books and records of DTC.

(b)                                 Replacement Notes.  On or before the Closing Date, the Company will do the following:

(i)                                    execute and deliver a new indenture, and cause the Guarantors to execute and deliver a new indenture, by and among the Company, the Guarantors, and Wells Fargo Bank, National Association, as Trustee (the “New Indenture Trustee”), in the form attached hereto as Exhibit A-1 (the “New Indenture”), dated on or as of the Closing Date, providing for the issuance of Two Hundred Fifty Million Dollars ($250,000,000) principal amount of the Replacement Notes;

(ii)                                cause the Replacement Notes to be assigned an unrestricted CUSIP number;

(iii)                            execute a global note certificate without the private placement legend (the “Global Replacement Note”) representing the aggregate principal amount of Replacement Notes from time to time endorsed thereon;

(iv)                             cause the Global Replacement Note to be made eligible with The Depository Trust Company (“DTC”) for a zero balance “FAST” closing;

(v)                                 execute an Authentication Order and deliver it to the Trustee, together with the Global Replacement Note to be authenticated, pursuant to the New Indenture;

(vi)                             instruct the Trustee to cause the Global Replacement Note to be registered in the name of Cede & Co., the nominee of DTC, and to hold the Global Replacement Note when authenticated by the Trustee and so registered, as custodian, for DTC;

(vii)                         instruct the Trustee to (a) cause beneficial interests in the Global Replacement Note equal to the amount in the “Aggregate Principal Amount” column for each Holder on Schedule 1 hereto to be credited to such Holder through DWAC to the DTC participant number identified on Schedule 1 hereto and (b) increase the Global Replacement Note by such amount and make an endorsement on the Global Replacement Note in its custody to reflect such increase in the Global Replacement Note;

(viii)                     execute and deliver an Officer’s Certificate pursuant to the New Indenture to the Trustee; and

(ix)                             cause the Company’s counsel to issue a legal opinion to the Trustee pursuant to the New Indenture.

ARTICLE II
REPRESENTATIONS AND WARRANTIES AND COVENANTS

Section 2.1                                   Representations and Warranties of the Company.  The Company hereby represents and warrants to Representative and the Holders as of the date hereof, and as of the Closing Date, as follows, and such representations and warranties shall survive the Closing:

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company has all necessary corporate power and authority to enter into this Agreement, the New Indenture, the Replacement Notes, and any other documents, agreements and instruments required to effect the Note Exchange Transaction (collectively, the “Transaction Documents”), to carry out its obligations pursuant to the Transaction Documents and to consummate the transactions contemplated thereby.

(b)                                 The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations thereunder, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all requisite action on the part of the Company.

(c)                                  This Letter Agreement has been duly executed and delivered by the Company.  Upon the Closing, all of the other Transaction Documents to which the Company is a party will have been duly executed and delivered by the Company.

(d)                                 Assuming due authorization, execution and delivery by the Representative, on its behalf and on behalf of the Holders, this Agreement constitutes, and upon the Closing each of the other Transaction Documents to which the Company is a party will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions (as defined below).  Without limiting the foregoing, upon the Closing, each Replacement Note will have been duly issued in accordance with the terms of the New Indenture and will be entitled to the rights and benefits thereof.

(e)                                  The Company’s execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (i) result in a violation of the certificate of incorporation or the bylaws of the Company, (ii) conflict with, or constitute a breach or default (or an event which, with the giving of notice or lapse of time or both, constitutes or would constitute a breach or default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or other remedy with respect to, any agreement, indenture or instrument to which the Company is a party; or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.  The Company is not required to obtain any consent, authorization or order of or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Letter Agreement or any of the other Transaction Documents.  Assuming the accuracy of the representations and warranties of the Representative and the Holders set forth in Section 2.2 hereof, the offer and issuance by the Company of the Replacement Notes is exempt from registration under the Securities Act and applicable state securities laws, and the New Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended.

Section 2.2                                   Representations, Warranties and Covenants of the Representative and the Holders.  Each Holder (and, with respect to the last sentence of 2.2(a) only, the Representative), severally and not jointly, hereby covenants as follows, and makes the following representations and warranties, each of which shall be true and correct on the date hereof and as of the Closing and all such covenants, representations and warranties shall survive the Closing:

(a)                                 Power and Authorization.  Such Holder is duly organized, validly existing and in good standing, and has the power, authority and capacity to execute and deliver this Letter Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby (the “Transactions”) with respect to its Existing Exchanged Notes.  If the Representative is executing this Letter Agreement on behalf of Accounts, (i) the Representative has all requisite discretionary and contractual authority to enter into this Letter Agreement on behalf of, and bind, each Account, and (ii) Schedule 1 hereto is a true, correct and complete list of the name of each Account and, with respect to each such Account, the portion of the aggregate Holders’ Existing Exchanged Notes attributable to it and subject hereto.

(b)                                 Valid and Enforceable Agreement; No Violations.  This Letter Agreement has been duly executed and delivered by or on behalf of such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity, whether such enforceability is considered in a proceeding at law or equity (the “Enforceability Exceptions”).  This Letter Agreement and consummation by such Holder of the Transactions will not violate, conflict with or result in a breach of or default under (i) such Holder’s organizational documents (or any similar documents governing such Holder), or (ii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to such Holder, except in the case of clause (ii), where such violations, conflicts, breaches or defaults would not adversely affect such Holder’s ability to consummate the Transactions in any material respect.

(c)                                  Title to Existing Exchanged Notes.  Immediately prior to the Closing, (i) such Holder is or will be the sole legal and beneficial owner of the applicable Existing Exchanged Notes to be delivered at such date and set forth opposite its name on Schedule 1 hereto; (ii) such Holder has or will have good, valid and marketable title to such Existing Exchanged Notes, free and clear of any Liens; and (iii) upon such Holder’s delivery of its Existing Exchanged Notes to the Trustee on behalf of the Company pursuant to the Transactions contemplated hereby, such Existing Exchanged Notes shall be free and clear of all Liens created by the Holder or any other person acting for the Holder;

(d)                                 Domicile.  The domicile of each Holder is as set forth on Schedule 1 attached hereto.

(e)                                  No Affiliate, Related Party or 5% Stockholder Status.  Such Holder is not, and has not been during the consecutive three month period preceding the date hereof, and will not be as of, and during the three month period preceding the Closing, an “affiliate” within the meaning of Rule 144 promulgated under the Securities Act (an “Affiliate”) of the Company.

(f)                                   [Reserved].

(g)                                 QIB/Accredited Investor.  The Representative and each of the Holders is a qualified institutional buyer (a “QIB”) within the meaning of Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act.

(h)                                 Unrestricted Global Replacement Note.  In connection with the exchange of each Holder’s Exchanged Notes for a beneficial interest in the Global Replacement Note in an equal principal amount (the “Exchange”), such Holder hereby certifies (i) the beneficial interest is being acquired for the Holder’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to such Exchanged Notes and the Global Replacement Note and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend (as defined in the Indenture) are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in the Global Replacement Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(i)                                    Holding Period.  Each Holder is acquiring the beneficial interest in the Global Replacement Note solely in exchange for such Holder’s Exchanged Notes.  Each Holder (a) purchased the Exchange Notes for cash and (b) beneficially owned its Exchanged Notes for a period of at least one (1) year or, if held less than one (1) year, then acquired its Exchanged Notes from a non-Affiliate of the Company that held such Exchanged Notes for a period that, when taken together with the holding period of such Holder, is at least one (1) year.

Section 2.3                                   Stub Interest on Cancelled Notes.  In lieu of paying accrued and unpaid interest on the Cancelled Notes for the period from, and including, March 1, 2017 to the Closing Date, the Company will accrue interest on the outstanding principal balance of the Replacement Notes from, and including, March 1, 2017 as though the principal amount of the Replacement Notes was outstanding on March 1, 2017, which interest shall be due and payable on September 1, 2017.  This Section 2.3 shall survive the Closing and the delivery of the Replacement Notes.

Section 2.4                                   Special Interest; Stub Special Interest on Cancelled Notes.  The Company will pay additional interest on the Replacement Notes which shall accrue on the outstanding principal amount thereof at the rate of 0.75% per annum from, and including, March 1, 2017 (“Special Interest”) as though the principal amount of the Replacement Notes was outstanding on March 1, 2017.  Any amounts of Special Interest will be payable semiannually on each September 1 and March 1 (to the holders of record on the August 15 and February 15 immediately preceding such dates), commencing on September 1, 2017.  The Special Interest on the Cancelled Notes for the period from and including March 1, 2017 to the Closing Date shall be paid by the Company on the Replacement Notes in accordance with this Section 2.4 and the New Indenture in lieu of the Company paying the accrued and unpaid Special Interest that would have been payable on the Cancelled Notes for such period. This Section 2.4 shall survive the Closing and the delivery of the Replacement Notes.

Section 2.5                                   No Registration Rights Agreement.  The Replacement Notes will not be subject to any registration rights agreement.

Section 2.6                                   Replacement Notes Deemed Exchanged Notes under NEA.  Each party (the Company, the Representative and the Holders) acknowledges and agrees that each Replacement Note (including any beneficial interest in the Global Replacement Note) shall be deemed an “Exchanged Note” under the NEA and shall be subject to the terms and conditions of the NEA as an Exchanged Note, including Section 4.4 of the NEA.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.1                                   Conditions to the Representative’s and Holders’ Obligations at Closing.  The obligations of the Representative and each Holder to consummate the Exchange Transaction contemplated by this Letter Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

(a)                                 the execution and delivery of this Letter Agreement by the Company, which delivery may be made by facsimile, e-mail or other electronic means;

(b)                                 the completion by the Company of the closing requirements specified in Section 1.5 above;

(c)                                  the truth and accuracy of the Company’s representations and warranties specified in Section 2.1 above; and

(d)                                 the performance of any additional obligations required to be fulfilled pursuant to the New Indenture.

Section 3.2                                   Conditions to the Company’s Obligations at Closing.  The obligations of the Company to consummate the transactions contemplated by this Letter Agreement are subject to the fulfillment or waiver, at or before the Closing, of each of the following conditions:

(a)                                 the execution and delivery of this Letter Agreement by the Representative on its own behalf, and on behalf of each of the Holders, which delivery may be made by facsimile, e-mail or other electronic means;

(b)                                 the completion by the Representative and the Holders of the closing requirements specified in Section 1.4 above;

(c)                                  the truth and accuracy of the Representative’s and each Holder’s representations and warranties specified in Section 2.2 above; and

(d)                                 the Company shall have received confirmation satisfactory to the Company that the Existing Exchanged Notes have been transferred to the custodian thereof through DTC’s DWAC program;

(e)                                  the Company shall have received confirmation satisfactory to the Company that the Trustee has accepted and complied with (or has accepted and agreed to promptly comply with) the Cancellation Order; and

(f)                                   the performance of any additional obligations required to be fulfilled pursuant to the New Indenture.

ARTICLE IV
MISCELLANEOUS

Section 4.1                                   No Registration.  The issuance of the Replacement Notes to the Holders will be made without registration of the Replacement Notes under the Securities Act, in reliance upon the exemption therefrom provided by Section 4(a)(2) of the Securities Act and in reliance on similar exemptions under state securities or blue sky laws. The Representative, and the Holders, acknowledge that the Company is relying upon the truth and accuracy of, and the Representative’s and each Holder’s compliance with, its representations, warranties and covenants set forth in this Letter Agreement in order to determine the availability of such exemptions and the eligibility of the Representative and the Holders for such exemptions.  The Representative and each Holder acknowledges that the Replacement Note may not be transferred, sold or otherwise disposed of (collectively, a “Transfer”) except in compliance with the restrictions set forth in the terms of the Replacement Note and subject to the terms of the NEA.

Section 4.2                                   Other Notes Under New Indenture. The Replacement Notes referred to in this Letter Agreement are not the only 9.250% Replacement Senior Notes due 2019 that may be issued under the New Indenture.  The Company plans to issue 9.250% Replacement Senior Notes due 2019 to other holders in exchange for certain outstanding 9.250% Senior Notes due 2019 held by such other holders. The Company anticipates that the aggregate principal amount of all 9.250% Replacement Senior Notes due 2019 issued under the New Indenture will be Two Hundred Fifty Million Dollars ($250,000,000).

Section 4.3                                   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, electronic mail (“Email”) or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following notice addresses:

If to the Company:

Laureate Education, Inc.

650 South Exeter Street

Baltimore, MD 21202

Attention:  Robert W. Zentz

Facsimile:  (410) 843-8544

Email:  Robert.Zentz@laureate.net

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

6225 Smith Avenue

Baltimore, Maryland 21209

Attention:  Robert W. (“Jay”) Smith, Jr.

Facsimile:  (410) 580-3266

Email: Jay.Smith@dlapiper.com

If to the Representative or the Holders:

to the address identified in the signature pages hereto.

with a copy to (which copy shall not constitute notice):

Latham & Watkins LLP

355 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention:  Casey T. Fleck & Arash Aminian Baghai

Facsimile:  (213) 891-8763

Email:  Casey.Fleck@LW.com and Arash.AminianBaghai@LW.com

A party (“Notifying Party”) may change its address for notices by giving the other party written notice of the Notifying Party’s new address, whereupon such new address shall be the address for notices to the Notifying Party.  Notice to the Representative shall constitute notice to the Holders.  If a transferee has signed a transferee signature page to this Letter Agreement, the address for notices to such transferee shall be as set forth below the transferee’s signature.

Section 4.4                                   Severability.  If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Letter Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Letter Agreement is not affected in any manner materially adverse to either party hereto.

Section 4.5                                   Entire Agreement Regarding Note Exchange Transaction.  This Letter Agreement and the Transaction Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements (other than the NEA) and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof.  For the avoidance of doubt, the parties hereto acknowledge that except as it may relate to the satisfaction of the Exchange Provision, this Letter Agreement does not affect the continuing legality, validity and enforceability of the NEA, which remains in full force and effect; provided, however, upon and after the Closing, the Replacement Notes shall constitute “Exchanged Notes” under the NEA.

Section 4.6                                   Amendment.  This Letter Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto.

Section 4.7                                   No Third Party Beneficiaries.  This Letter Agreement shall be binding upon and inure solely to the benefit of Company, the Representative and the Holders and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

Section 4.8                                   Governing Law.  This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any choice or conflict of law provision or rule that would result in the application of the law of any other jurisdiction).

Section 4.9                                   Counterparts.  This Letter Agreement may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[The Signature Page follows.  The remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

COMPANY:

LAUREATE EDUCATION, INC.,
a Delaware public benefit corporation

By:
Name:
Title:

[Signature Page to Confirmation Letter Agreement — Note Exchange Transaction]

REPRESENTATIVE:

, a ,
for itself and, if applicable, on behalf of the Holder(s)

By:
Name:
Title:

Principal Place of Business (if other than notice address):

Address and Contact Information for Notices:

Attention:
Facsimile:
Email:

[Signature Page to Confirmation Letter Agreement — Note Exchange Transaction]

Schedule 1

(Information Regarding Cancelled Notes)

Holder Name	Existing Exchanged Notes Principal Amount	DTC Participant Name and Number	CUSIP No.	Name, Email, and Telephone Number of Contact for Closing Matters